Exhibit 99.1

TURTLE BEACH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 EARNINGS RESULTS

White Plains, NY – March 13, 2024 – Turtle Beach Corporation (Nasdaq: HEAR) (“Turtle Beach” or the “Company”), a leading gaming accessories brand, today reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter Summary vs. Year-Ago Quarter:

•
Net revenue was $99.5 million, a decrease of 1.3% compared to $100.9 million a year ago;
•
Net income was $8.6 million, or $0.47 per diluted share, compared to net loss of $23.2 million, or $1.40 per diluted share, a year ago;
•
Adjusted EBITDA improved to $14.0 million compared to $1.0 million a year ago.

2023 Full-Year Summary vs. 2022:

•
Net revenue was $258.1 million, an increase of 7.5% compared to $240.2 million a year ago;
•
Net loss was $17.7 million, or $1.03 per diluted share, compared to $59.5 million, or $3.62 per diluted share, a year ago;
•
Adjusted EBITDA improved to $6.5 million compared to an Adjusted EBITDA loss of $29.9 million a year ago.

Management Commentary

“Turtle Beach’s resilience and adaptability have elevated our leadership position across gaming accessories,” said Cris Keirn, Chief Executive Officer, Turtle Beach Corporation. “Our 2023 full year net revenue increased by 7.5% year-over-year as a result of significant share gains across multiple categories and geographies, including our core business of console gaming headsets. With post-pandemic transitional effects to gaming markets and our business now behind us, we are looking forward to a strong era of exciting new products and growth.

“We continued to execute against our strategic pillars and ongoing cost management initiatives, which drove margin improvements ahead of our expectations. These initiatives, including portfolio optimization, SKU rationalization, and platformed product development, come into full effect in 2024. We look forward to realizing these benefits with dramatically improved business performance and a 2024 portfolio that will showcase groundbreaking product launches across key categories. We anticipate that these new products, along with our continued focus on multiple cost management initiatives, will result in significant improvements in Turtle Beach’s performance in 2024.

“We are incredibly optimistic about our 2024 prospects given our progress against optimizing the business for the future, our growth prospects in all our gaming categories driven by fantastic new product launches, and our focus on significantly increasing profitability. In addition, today we separately announced the highly accretive acquisition of PDP to significantly diversify our leadership position in gaming accessories, strengthen profitability and meaningfully enhance scale. We view this as a transformational change for the company and our growth prospects have never been stronger.

“Additionally, as part of our 2024 strategy, we will be consolidating all PC products, including mice, keyboards and headsets, under our best-selling Turtle Beach Brand. Over the last few years, we’ve demonstrated the power of our brand through our successful entries into other accessories categories, and we expect our customers and portfolio of PC products to benefit from this consolidation. We will continue to drive growth and build on our innovative expansion of gaming categories and products while maintaining our leadership in gaming headsets. With our highly accretive acquisition of PDP and continued category expansion for Turtle Beach products, we expect revenue contribution outside of console gaming headsets to exceed 40% of total revenues in 2024. We believe Turtle Beach is poised for significant value creation in 2024 and beyond.”

Fourth Quarter 2023 Financial Results

Net revenue in the fourth quarter of 2023 was $99.5 million, a decrease of 1% compared to $100.9 million a year ago, driven primarily by a softer than expected console gaming headset market, but returned to growth in late December. Additionally, the slight decline was driven by higher promotional spend than anticipated due to the softer than expected console gaming headset market.

Gross margin in the fourth quarter of 2023 increased to 32.0%, the highest level in the past seven quarters, compared to 19.8% a year ago. This increase was driven primarily by lower freight costs and promotional spend. In the fourth quarter of 2022, the Company recorded a $4.5 million incremental inventory provision related to the pandemic driven supply chain challenges. Excluding this provision, the fourth quarter of 2022 adjusted gross margin was 24.3% resulting in an expansion of 770 basis points after this normalization.

Operating expenses in the fourth quarter of 2023 were $23.4 million compared to $28.1 million a year ago. Fourth quarter recurring operating expenses declined approximately 12.6% year over year, primarily driven by continued proactive expense management.

Net income in the fourth quarter of 2023 was $8.6 million, or $0.47 per diluted share, compared to net loss of $23.2 million, or $1.40 per diluted share, in the year-ago quarter. The weighted average diluted share count for the fourth quarter of 2023 was 18.4 million compared to 16.6 million in the year-ago quarter.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2023 improved to $14.0 million, compared to $1.0 million in the year-ago period. The adjusted EBITDA improvement of $12.9 million for the quarter was due to gross margin expansion and operating expense reductions.

2023 Financial Results

Net revenue in 2023 was $258.1 million, an increase of 7.5% compared to $240.2 million a year ago, driven by market share gains and new product launches.

Gross margin in 2023 increased to 29.3%, compared to 20.5% a year ago. This increase was driven primarily by lower freight and logistics costs as the elevated freight rates driven by the pandemic normalized. In 2022, the Company recorded a $9.8 million incremental inventory provision related to the pandemic driven supply chain challenges. Excluding this provision, 2022 adjusted gross margin was 24.6%.

Operating expenses in 2023 were $91.9 million compared to $100.7 million a year ago. Full year 2023 recurring operating expenses declined approximately 10.6% year over year, primarily driven by continued proactive expense management.

Net loss in 2023 was $17.7 million, or $1.03 per diluted share, compared to $59.5 million, or $3.62 per diluted share, in the year-ago quarter. The weighted average diluted share count for 2023 was 17.1 million compared to 16.5 million in the year-ago quarter.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in 2023 improved to $6.5 million, compared to adjusted EBITDA loss of $29.9 million in the year-ago period.

Balance Sheet and Cash Flow Summary

At December 31, 2023, the Company had $18.7 million of cash and no outstanding borrowings on its revolver. This compares to $11.4 million of cash and $19.1 million outstanding on its revolver at December 31, 2022. This is a $26.4 million improvement in the Company’s net cash position versus a year ago. Inventories at December 31, 2023 were $44.0 million compared to $71.3 million at December 31, 2022. Cash flow from operations for the twelve months ended December 31, 2023 was $27.0 million, a $68.9 million improvement year over year.

Outlook

Turtle Beach separately announced today, among other strategic items, the acquisition of PDP, adding significant financial benefits to Turtle Beach that, in conjunction with synergies realized, fundamentally transforms the financial profile of the Company.

Accordingly, the Company expects 2024 net revenues to be in the range of $370 million to $380 million, with the growth driven primarily by the acquisition of PDP and the expected out-performance of the gaming markets in specific categories based on the Company’s product plans for 2024. Additionally, in light of the Company’s strong execution on its efficiency and profitability initiatives, the Company expects pro forma combined Adjusted EBITDA to be between $51 million and $54 million, which incorporates approximately 9 months of operations from PDP.

The Company further reiterates its long-term goals of a 10%+ revenue CAGR, a mid-30’s gross margin percentage, and is now focused on low to mid-teens percentage for Adjusted EBITDA margins.

Value Enhancement Committee Review

The Company today issued a separate press release announcing the outcome of the Board’s Value Enhancement Committee review, which can be found at https://corp.turtlebeach.com/press-releases/.

With respect to the Company's adjusted EBITDA outlook, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

In conjunction with this announcement, Turtle Beach will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT with the Company’s Chief Executive Officer, Cris Keirn, and CFO, John Hanson. A live webcast of the call will be available on the “Events & Presentations” page of the Company’s website at www.corp.turtlebeach.com. To access the call by phone, please go to this link (registration link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call 15-minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at www.corp.turtlebeach.com.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial metrics, including adjusted EBITDA, that the Securities and Exchange Commission define as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. Non-GAAP financial measures are not an alternative to the Company’s GAAP financial results and may not be calculated in the same manner as similar measures presented by other companies. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring special items that we believe are not representative of core operations, as further described in Table 4. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The non-GAAP financial measures included herein exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted EBITDA included as Table 4 below for each of the three and twelve months ended December 31, 2022 and December 31, 2023.

About Turtle Beach Corporation

Turtle Beach Corporation (the “Company”) (www.turtlebeachcorp.com) is one of the world’s leading gaming accessory providers. The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing best-selling gaming headsets, PC gaming products top-rated game controllers, and groundbreaking gaming simulation accessories. Innovation, first-to-market features, a broad range of products for all types of gamers, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. The inclusion of such information should not be regarded as a representation by the Company, or any person, that the objectives of the Company will be achieved. Forward-looking statements are based on management’s current beliefs and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to general business and economic conditions, inflationary pressures, the impact of competitive products and pricing, including promotional credits and discounts, optimizing our product portfolio, the substantial uncertainties inherent in the acceptance of existing and future products, our dependence on third parties to manufacture and transport our products, reductions in logistic and supply chain challenges and costs, reducing our cost of goods and operating expenses, the difficulty of commercializing and protecting new technology, risks associated with the future direction or governance of the Company, risks associated with the expansion of our business, including the integration of PDP and any other businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

CONTACTS:

MacLean Marshall

Sr. Director, Public Relations &

Brand Communications

Turtle Beach Corporation

858.914.5093

maclean.marshall@turtlebeach.com

Investor Information:

Cody Slach or Alex Thompson

Gateway Group

949.574.3860

hear@gatewayir.com

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 1.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022
Net revenue	$99,538	$100,900	$258,122	$240,166
Cost of revenue	67,734	80,882	182,618	190,979
Gross profit	31,804	20,018	75,504	49,187
Operating expenses:
Selling and marketing	13,032	14,124	43,489	47,090
Research and development	4,467	4,335	17,137	19,123
General and administrative	5,946	7,785	31,321	32,558
Goodwill and other intangible asset impairment	-	1,896	-	1,896
Total operating expenses	23,445	28,140	91,947	100,667
Operating income (loss)	8,359	(8,122)	(16,443)	(51,480)
Interest expense	251	577	504	1,220
Other non-operating expense (income), net	(405)	(2,330)	394	1,753
Income (loss) before income tax	8,513	(6,369)	(17,341)	(54,453)
Income tax expense benefit	(39)	16,864	338	5,093
Net income (loss)	$8,552	$(23,233)	$(17,679)	$(59,546)

Net income (loss) per share
Basic	$0.49	$(1.40)	$(1.03)	$(3.62)
Diluted	$0.47	$(1.40)	$(1.03)	$(3.62)
Weighted average number of shares:
Basic	17,449	16,562	17,135	16,450
Diluted	18,383	16,562	17,135	16,450

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 2.

	December 31,	December 31,
	2023	2022
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash	$18,726	$11,396
Accounts receivable, net	54,390	43,336
Inventories	44,019	71,252
Prepaid expenses and other current assets	7,720	9,196
Total Current Assets	124,855	135,180
Property and equipment, net	4,824	6,362
Goodwill	10,686	10,686
Intangible assets, net	1,734	2,612
Other assets	7,868	8,547
Total Assets	$149,967	$163,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$—	$19,053
Accounts payable	26,908	19,846
Other current liabilities	29,424	25,433
Total Current Liabilities	56,332	64,332
Income tax payable	1,546	2,076
Other liabilities	7,012	8,038
Total Liabilities	64,890	74,446
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 17,531,702 and 16,569,173 shares issued and outstanding as of December 31, 2023 and 2022, respectively	18	17
Additional paid-in capital	220,185	206,916
Accumulated deficit	(134,277)	(116,598)
Accumulated other comprehensive loss	(849)	(1,394)
Total Stockholders’ Equity	85,077	88,941
Total Liabilities and Stockholders’ Equity	$149,967	$163,387

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Year Ended
	December 31, 2023	December 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES	$27,044	$(41,846)

CASH FLOWS FROM INVESTING ACTIVITIES	(2,159)	(3,549)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	210,210	91,945
Repayment of revolving credit facilities	(229,263)	(72,892)
Proceeds from exercise of stock options and warrants	2,261	653
Repurchase of common stock	(974)	-
Debt financing costs	(80)	-
Net cash provided by (used for) financing activities	(17,846)	19,706
Effect of exchange rate changes on cash	291	(635)
Net decrease in cash	7,330	(26,324)
Cash - beginning of period	11,396	37,720
Cash - end of period	$18,726	$11,396

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

Table 4.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(in thousands)
Net income (loss)	$8,552	$(23,233)	$(17,679)	$(59,546)
Interest expense	251	577	504	1,220
Depreciation and amortization	1,166	1,352	4,839	5,816
Stock-based compensation (1)	3,429	2,209	11,983	7,984
Income tax expense	(39)	16,864	338	5,093
Impairment charge (2)	—	1,896	—	1,896
Restructuring expense (3)	(43)	—	1,061	556
CEO transition related costs (4)	—	—	2,874	—
Business transaction expense (5)	653	—	653	—
Proxy contest and other (6)	(15)	1,372	1,921	7,092
Adjusted EBITDA	$13,954	$1,037	$6,494	$(29,889)

(1) Increase in stock-based compensation in the year ended December 31, 2023 over the comparable prior year period primarily driven by $4.0 million dollar charge related to accelerated vesting of equities associated with the separation of our former CEO.

(2) Impairment charge includes costs related to impairment of intangible assets.

(3) Restructuring charges are expenses that are paid in connection with reorganization of our operations. These costs primarily include severance and related benefits.

(4) CEO transition related expense includes one-time costs associated with the separation of its former CEO. Such costs included severance, bonus, medical benefits and the tax impact of accelerated vesting of stock-based compensation.

(5) Business transaction expense includes one-time costs we incurred in connection with acquisitions including professional fees such as legal and accounting along with other certain integration related costs of the acquisitions.

(6) Proxy contest and other primarily includes (one-time legal, other professional fees, as well as employee retention costs associated with proxy challenges presented by certain shareholder activists.